Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated March 18, 2020, relating to the balance sheet of PropTech Acquisition Corporation as of December 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 31, 2019 (date of inception) through December 31, 2019, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
November 16, 2020